Exhibit 99.1

FOR RELEASE:        December 27, 2011
7:00 a.m. Central Time

HOME FEDERAL BANCORP, INC. OF LOUISIANA
ANNOUNCES RESULTS OF ANNUAL MEETING OF SHAREHOLDERS

Shreveport, Louisiana (December 27, 2011) – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (NASDAQ: HFBL), the holding company of Home Federal Bank (the “Bank”), today announced that it had received approval of the four proposals presented to shareholders at the Annual Meeting held on Friday, December 23, 2011. At the Annual Meeting, shareholders approved the election of three directors for a three-year term, adoption of the 2011 Stock Option Plan, adoption of the 2011 Recognition and Retention Plan and ratification of the independent registered public accountants.

In order to fund the 2011 Recognition and Retention Plan, the related trust may purchase up to 77,808 shares of the Company’s common stock in the open market or from private sources. Purchases will be made from time to time at the discretion of management and will commence no earlier than two business days after the release of earnings for the quarter ended December 31, 2011.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its four full-service banking offices and one commercial lending agency office in northwest Louisiana.  Home Federal Bank recently shifted focus to becoming a full-service bank and is committed to providing an unparalleled level of personal service while helping customers meet all their financial needs.  Additional information is available at www.hfbla.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” We undertake no obligation to update any forward-looking statements.

CONTACT:
Daniel R. Herndon, President and Chief Executive Officer James R. Barlow, Executive Vice President and Chief Operating Officer (318) 222-1145